EXHIBIT 12

SOUTHWESTERN ELECTRIC POWER COMPANY CONSOLIDATED
Computation of Consolidated Ratios of Earnings to Fixed Charges
(in thousands except ratio data)

						Twelve	Nine
						Months	Months
	Years Ended December 31,					Ended	Ended
	2008	2009	2010	2011	2012	9/30/2013	9/30/2013
EARNINGS
Income Before Income Taxes and Equity Earnings	$129,489	$140,035	$208,484	$219,283	$245,862	$103,075	$84,927
Fixed Charges (as below)	119,516	109,146	132,106	134,285	147,817	148,368	111,133
Total Earnings	$249,005	$249,181	$340,590	$353,568	$393,679	$251,443	$196,060

FIXED CHARGES
Interest Expense	$93,150	$70,500	$86,538	$81,781	$88,318	$123,259	$100,151
Credit for Allowance for Borrowed Funds Used During Construction	19,800	29,546	33,668	40,904	48,499	14,109	2,732
Trust Dividends	(134)	-	-	-	-	-	-
Estimated Interest Element in Lease Rentals	6,700	9,100	11,900	11,600	11,000	11,000	8,250
Total Fixed Charges	$119,516	$109,146	$132,106	$134,285	$147,817	$148,368	$111,133

Ratio of Earnings to Fixed Charges	2.08	2.28	2.57	2.63	2.66	1.69	1.76